Exhibit 99.1

Patent Properties Announces Walker Digital, LLC Private Sale Transaction

Stamford, CT – February 11, 2014 – Patent Properties, Inc. (OTCQB: PPRO), an intellectual property company that develops and commercializes its unique portfolio of assets and is creating a disruptive licensing solution for the mass market of patent owners and users, announced today that its majority shareholder Walker Digital, LLC agreed to sell 5,000,000 shares of Patent Properties’ common stock at $3.00 per share to various investors. The transaction is expected to close later this week and Patent Properties has agreed to seek to register such shares by August 1, 2014.

Patent Properties will not receive any proceeds from the private sale. Following the transaction, Walker Digital will own approximately 49% of the economic interest and 82.5% of the voting interest of Patent Properties.

The shares of common stock sold in the private sale were not registered under the Securities Act of 1933, as amended or qualified under the securities laws of any other jurisdiction. This announcement does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock of Patent Properties.

About Patent Properties, Inc.:

Patent Properties, Inc. (OTCQB: PPRO) will continue to develop and commercialize its unique portfolio of intellectual property assets, which were created by Walker Digital, LLC, the research and development lab led by internationally recognized inventor and entrepreneur Jay Walker, and will also introduce a disruptive licensing solution for the mass market of patent owners and users. Mr. Walker is best known as the founder of priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” All of the patents owned by the company were developed internally by Walker Digital, LLC, with Jay Walker as a named inventor on all issued patents and the lead inventor on the vast majority. Additional information regarding the company can be found at www.patentproperties.com.

Investor Contact for Patent Properties, Inc.:

Don Duffy, ICR

(203) 682-8215

Media Contact:

Michael Fox, ICR

(203) 682-8218